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THE MONY GROUP INC.

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The MONY Group Inc. (“MONY”) held a conference call on February 5, 2004, reporting its results for the fourth quarter and fiscal year 2003. Attached are excerpts from the conference call transcript related to AXA Financial, Inc.’s acquisition of MONY.

Jay Davis—The MONY Group Inc.—Vice President of Investment Relations:

. . .

In January, we filed a proxy statement with the Securities and Exchange Commission regarding our proposed transaction with AXA Financial. The proxy has been mailed to shareholders and a special meeting of shareholders will be held on February 24th, 2004, at 9:30 a.m. Eastern Standard Time to vote on the proposal concerning the acquisition.

Let me remind you that our presentation today contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements relating to The MONY Group Inc. for 2003 and following years. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations. The major uncertainties and risks are described under the heading “Forward-Looking Statements” in MONY’s annual report on Form 10-K for the fiscal year ended December 31, 2002, and in MONY’s other filings with the Securities and Exchange Commission. MONY does not undertake to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. Members of our management team who will be participating on the call are our Chairman and CEO, Michael Roth, our Chief Financial Officer Rich Daddario. Sam Foti, our President and COO, and Ken Levine, our Chief Investment Officer, are also here to answer any questions you may have. At this time, it’s my pleasure to introduce Michael Roth.

Michael Roth—The MONY Group Inc.—Chairman and CEO:

Thank you, Jay, and good morning. We have a lot to cover today, but before we get into our fourth quarter and full year results, I want to give you a brief update on a proposed merger with AXA Financial.

We believe the transaction maximizes value for our shareholders and brings real value to our customers. We continue to make progress in terms of securing necessary regulatory approvals and in our integration planning. It is important for our shareholders to understand the facts about this transaction—the background for it, and why the purchase price is full and fair, the lack of realistic alternatives, the increasingly competitive environment that the insurance industry operates in, and the issues we and our shareholders face might it not be approved. We took many steps, prior to and after our demutualization, to improve our business and financial results, including significant cost reduction initiatives, enhanced product offerings and expanded distribution channels.

However, these actions did not produce the desired results, primarily because of the challenges we faced as a relatively small insurer: the overall outlook for the industry, our lack of scale, rating agency concerns, lower fee income and interest income, and reduced venture capital income because of market conditions. Given these realities, our board of directors undertook a comprehensive review of strategic options to maximize shareholder value, which, after talking to numerous potential partners, resulted in the decision to merge with AXA Financial. The purchase price of the transaction represents full and fair value for shareholders. This view is supported by the fact that more than four months after the transaction was announced, no other realistic alternatives have emerged.

MONY would face many challenges in reaching acceptable levels of profitability if we remained an independent company. These include the risks of ratings downgrades and adverse implications it would have on our business prospects. In addition, there is also the risk that our stock price would decline if this transaction is not approved. We think these are very important points for our shareholders to consider. They are fully explained in our proxy statement and we recommend that all shareholders read it carefully. We have made, and will continue to make, every effort to meet with our shareholders on an individual basis to listen to their concerns and discuss the benefits of the proposed merger with AXA Financial.

. . .

As a result of the improvement in earnings, our board of directors declared the company will pay a dividend in the aggregate of $12.5 million. The dividend will be paid to shareholders who are record holders of the issued and outstanding shares of MONY’s common stock immediately prior to the effective time of MONY’s merger with AXA Financial. The dividend per share is expected to be within a range of 23 cents to 25 cents. However, the exact per share amount of the dividend will be determined by the total number of issued and outstanding shares of MONY common stock immediately prior to the effective time of the merger with AXA. This dividend is expressly conditioned on the closing of the transaction with AXA Financial.

While we are pleased with our second half results and it enabled us to declare this dividend, like other relatively small insurers that lack of scale of larger and stronger competitors, MONY continues to face an extremely challenging operating environment. We remain vulnerable to economic industry and other risks that significantly hamper our ability to reach acceptable levels of profitability. Now I’ll turn it over to Rich.

Rich Daddario—The MONY Group Inc.—Chief Financial Officer:

. . .

As Michael mentioned, our board declared a dividend in the aggregate amount of $12.5 million, which consists of $8 million of net income for the second half of the year plus other adjustments. This dividend payment is expressly conditioned on the closing of the transaction with AXA Financial.

. . .

David Heller—Advisory Research:

Michael, in years 2000, 2001, 2002, MONY Group bought back 4.5 million shares and spent $32.17 on an average cost. How can you rationalize selling this business of $31 when as recently as 2002 you were buying stock at a higher price?

Michael Roth

David, I think the answer to that reflects a significant change in the outlook of our industry, the markets, and, in fact, our own ratings agency situation. Markets change. I might add, David—and this is a personal note—that, as you know, many of the executive officers were not permitted to buy shares until two years after the demutualization. Personally, I have a significant investment of my own in MONY’s stock, and that’s at $36 a share. We believe that there’s been a significant change in the economy as it affects life insurance companies and, particularly, the MONY Group, and if this transaction is not approved, everyone has indicated that the value of our stock will drop precipitously, and, therefore, I believe the $31 price is full value for our shareholders and significant loss to our shareholders will result if this is not approved.

David Heller

Well, you know, it’s amazing, Michael, because on March 21st of 2003, if you look at the last paragraph of your annual report, you tell us all how wonderful things are, that the company is superbly positioned. There is no mention of all these changes in your last annual report which ended March of 2003. And all of a sudden you go to a scare tactic to tell everyone that you can’t compete, that the industry has changed. Industries don’t change that quickly. And I can only tell you, as you know from other people, this is a vast disappointment.

Michael Roth

Believe me, I understand, you know, we’ve certainly believe—we were hoping that our shareholder value would increase significantly as well. The industries do change. We did have a change as a result of the rating agencies’ impact. If you look at our current earnings, David, I indicated a significant part of our growth is coming from the markets that are very ratings sensitive: our COLI products, our brokerage business are dependent upon higher-rated companies, and our concern here is that should our ratings drop, which we believe they would if this transaction is not approved, we will be taken out of that marketplace. It is a difficult, competitive environment, and, in this stage of our industry, scale is important, ratings are important, and, therefore, capital is important. And we believe at this point in time, the $31 maximizes our shareholder value. Thank you, David.

. . .

Operator

Thank you. Our next question is coming from David Conner of Dexia Asset. Please go ahead with your question.

David Connor—Dexia Asset:

Yes, I just wanted you to clarify the announcement you made earlier in the call about the dividend, both in terms of its—the amount and the timing.

Michael Roth

Yeah, the dividend is made in a dollar amount of twelve and a half—12.5 million dollars. The reason we give it a range of 23 to 25 cents is because the dividend will be based on the amount of shares at the time of the merger. Since there is some options outstanding that could be exercised prior from now until the merger, we can’t say definitively whether it’s 23 or 25 cents a share, that’s why the range. So, the amount is twelve and a half million dollars divided by the amount of shares outstanding at the time of our merger.

David Connor

And what is the ex-date and the payable date of this dividend?

Michael Roth

It’s to be determined at the time of the merger. In other words, if this is at the time of the merger, and it’s subject to the merger with AXA, the dividend will be paid. So, shareholders who buy stock, even since the January date, would still be eligible for the dividend and it will be payable at the time of the merger.

David Connor

Okay. And this is an extraordinary dividend? Or this is part of your regular cash dividend?

Michael Roth

This is part of our regular cash dividend. But if you recall when we announced the transaction, the calculation of a dividend was dependent upon earnings from June 30th until December 31. And there were certain procedures and tests and ins and outs in the amount of earnings. This number reflects all the procedures that are reflected in the merger agreement.

David Connors

Okay. Thank you very much.

Michael Roth

You’re welcome.

Operator

Thank you. Our next question is coming from Thomas Kohn of Kohn Brothers and Company. Please go ahead with your question.

Thomas Kohn—Kohn Brothers and Company:

I see that our operations are doing somewhat better. Given the fact that you keep talking about capital issues and, you know, rating decreases, wouldn’t it make sense to explore other alternatives for capital rather than rushing to sell the company? Wouldn’t it make sense to abort the AXA deal, have an investment banker prepare a book, don’t show the book to a limited number of potential buyers, but say to the world: “We’re available. Any insurance company, worldwide, can come and look at our company and see if they want to make a proposal.” Wouldn’t that satisfy a lot of the concerns that shareholders now have—that this is a deal that was made among a few companies, and that when a deal is pretty far along with the breakup fee, that new players are kind of put off and they don’t want to step up because they feel it’s kind of a — pretty much a fait accompli?

Michael Roth

Tom, I appreciate your question. If you go through our proxy, you will see that since 2001, we have been doing exactly that. As far as capital raising opportunities, we had under consideration, at the time of our discussions with AXA, various capital raising alternatives that we were considering. That was considered by our board of directors when we looked at the various alternatives available. Since 2001, as outlined in our proxy, we have been talking to various potential strategic partners, and none of those companies have indicated an interest that would give rise to any more shareholder value than the $31 we have here to date. I also have to say that the $31 price has been out in the marketplace, Tom, for over 4 months, and I realize your position on the $50 million breakup fee, but when you’re talking about a million—a billion five transaction, the only thing stopping in the way of someone coming in and topping that offer is a $50 million breakup fee. And we feel that if there was someone out there who was going to top this $31, it would have come forward to date. Thank you.

Operator

Thank you. Our next question is coming from Scott Keller of Deal-Analytics. Please go ahead with your question.

Scott Keller—Deal-Analytics:

Hi. Good morning. One follow-up question: given that you believe the $31 is full and fair, why not simply convert? Have AXA convert the merger consideration to all-stock or part cash and part stock to appease the shareholders that believe that you’re capping the upside here from the merger.

Michael Roth

If you recall, if you look in the proxy statement, one of the transactions we considered was an all-stock transaction. At the time it was considered by our board of directors that given the markets at the time, a stock transaction did not make sense. At the time we negotiated the final transaction, an equity transaction was not put on the table, and obviously, I can’t speak for AXA here in terms of whether they would like to switch this or not, but right now, that is the transaction we have before us. Thank you.

Operator

Thank you. Our next question is coming from Ed Cressler of Angelo, Gordon. Please go ahead with your question.

Ed Cressler—Angelo, Gordon:

Good morning.

Michael Roth

Good morning.

Ed Cressler

I had a quick question regarding the $90 million that had been reported in terms of payments to executives as a result of the deal.

Michael Roth

Yes.

Ed Cressler

Just curious about your opinion, given that we’re looking at a premium to shareholders of somewhere of $78 million–$79 million, whether or not you feel, given the performance of the company, that you actually deserve that payment?

Michael Roth

I appreciate the question. Let me comment, first of all, the premium that you refer to—we believe that the price of our stock had already in it a built-in premium assuming a transaction would take place. If you looked at the average price, we’re talking about premium of around 25% during the period. So the premium is not the 7% because that was already reflected in our price—a takeout value, if you would. As far as the $90 million, I’ll refresh your memory that our change of control contracts have been in place for many years. Let me digress for a second. This company, when it was a mutual insurance company in the early 90’s, has faced significant challenges. In fact, the Wall Street Journal indicated following the failure of Mutual Benefit that the Mutual of New York would be the next company that is bankrupt and would have to file. This management team took this organization from, if you believe the Wall Street Journal, from a zero value to a billion five. If you had a policyholder at the time of the early ‘90’s who received stock as a result of our demutualization, they received value of zero to a company of a billion five in value. So, the overall management team has enhanced value of this organization significantly. I would also add that our change of control contracts hav been reviewed and, at least, two occasions by outside consultants, and, in fact, our change of control contracts in 2003 were reduced. In my particular case, our change of control contract was reduced by about 50%, after bringing in an outside consulting firm to work with our independent board of directors without my involvement in negotiating those contracts, so that the board of directors would have a totally independent view of our change of control contracts, and this is what was recommended. So I believe, given the size of our company, given the performance, given the competitive environment in which the executives of this company operate in, that our change of control contracts were fair and reasonable and that was backed up by the various independent reviews we’ve had. Thank you very much.

. . .

Michael Roth

Okay, well, I thank you very much. I encourage you to go out and vote, and I do appreciate all your participation. As indicated, we’re willing to talk to any of our shareholders and discuss any issues that you might have. Thank you very much.